Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made and is effective as of January 1, 2018, by and between Pacific City Bank (“Bank”), Pacific City Financial Corporation, a California corporation and registered bank holding company (“Company”), and Henry Kim (“Executive”).

WHEREAS, Bank and Company desire to employ Executive in the capacity of President and Chief Executive Officer, and Executive’s background, expertise and efforts are expected to contribute to the success and financial strength of the Bank and Company;

WHEREAS, the Bank and Company wish to assure themselves of the opportunity to benefit from Executive’s services for the period provided in this Agreement, and Executive wishes to serve in the employ of the Bank and Company on a full-time basis solely in accordance with the terms hereof for such purposes; and

WHEREAS, the Board of Directors of the Bank and Company have determined that the best interests of the Bank and Company would be served by Executive’s employment with the Bank under the terms of this Agreement;

NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions.

(a)	“Agreement” means this employment agreement and any amendments hereto complying with Section 13(a) hereof.

(b)	“Board” means the Board of Directors of the Bank and/or the Board of Directors of the Company as the context requires.

(c)	“Cause” means:

(i) Executive’s personal dishonesty, incompetence or willful misconduct;

(ii) Executive commits an act or acts or an omission to act which constitutes: (a) a willful breach of duty in the course of Executive’s employment; (b) a habitual neglect of duty; (c) a willful violation of any applicable banking law or regulation; or (d) a willful violation of any policy, procedure, practice, method of operation or specific mode of conduct established by the Board or as set forth in the Bank’s Employee Manual, if any;

(iii) Executive engages in activity which, in the opinion of the Board, could materially adversely affect Bank’s or Company’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as determined by the Board, in good faith; or

(iv) Executive commits any act or acts or an omission to act which would cause termination of coverage under the Bank’s Bankers Blanket Bond as to Executive or as to Bank as a whole or any act, which would give rise to a colorable claim by the Bank under its Bankers Blanket Bond as determined by the Board in good faith.

(d)	“Change in Control” shall mean a change, in control of the Bank or Company of a nature that would be required to be the subject of prior approval by (A) the Federal Reserve Board pursuant to the Bank Holding Bank Act of 1956, as amended, (B) the Federal Deposit Insurance Corporation under the Change In Bank Control Act, (C) the appropriate federal bank regulatory agency under the Bank Merger Act or (D) the California Department of Financial Institutions pursuant to provisions of the California Financial Code; provided, that without limitation, and without consideration of regulatory exemptions from prior approval, such a Change in Control will be deemed to have occurred if and when any of the following occur: (i) there is a transfer, voluntarily or by hostile takeover or proxy contest, operation of law or otherwise, of control of the Bank or Company, (ii) individuals, who were members of the Board of the Bank or Company immediately prior to a meeting of the shareholders of the Bank or Company, as the case may be, which meeting involved a contest for the election of directors, do not constitute a majority of the Board of the Bank or Company, as the case may be, following such election or meeting, (iii) an acquisition, directly or indirectly, of more than 25% of the outstanding shares of any class of voting securities of the Bank or Company by any Person, (iv) a merger (in which the Bank or Company is not the surviving entity), consolidation or sale of all, or substantially all, of the assets of the Bank or Company, or (v) there is a change, during any period of two consecutive years, of a majority of the Board of the Bank or Company as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period. For purposes of this definition, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Bank or any employee benefit plan(s) sponsored by the Bank.

(e) “Code” shall mean the Internal Revenue Code, as amended.

(f)	“Disability” means physical or mental illness resulting in Executive’s absence on a full-time basis from Executive’s duties with the Bank and Company for 90 calendar days, subject to the procedure described in Section 7(a).

(g)	“Expiration” means the termination of this Agreement (including Executive’s employment hereunder) and of any further obligations of the parties (except as specified in this Agreement) upon completion of the Term.

(h)	“Good Reason” Termination by Executive of Executive’s employment for “Good Reason” shall mean termination based on:

(i) an adverse change in Executive’s status or position(s) as an executive officer of the Bank or Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in Executive’s status or position as a result of a material diminution in Executive’s duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Bank or Company is no longer publicly owned) or the assignment to Executive of any duties or responsibilities which, in Executive’s reasonable judgment, are inconsistent with such status or position(s), or any removal of Executive from or any failure to reappoint or reelect Executive to such position(s) (except in connection with the termination of Executive’s employment for Cause, Disability or Retirement or as a result of Executive’s death or by Executive other than for Good Reason);

(ii) a reduction by the Bank or Company in Executive’s base salary as in effect immediately prior to the Change in Control;

(iii) the failure by the Bank or Company to continue in effect any Plan (as hereinafter defined) in which Executive is participating at the time of the Change in Control of the Bank or Company (or Plans providing Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Bank or Company which would adversely affect Executive’s continued participation in any of such Plans on at least as favorable a basis to Executive as is the case on the date of the Change in Control or which would materially reduce Executive’s benefits in the future under any of such Plans or deprive Executive of any material benefit under any Plan enjoyed by Executive at the time of the Change in Control;

(iv) the failure by the Bank or Company to provide and credit Executive with the number of paid vacation days to which Executive is then entitled in accordance with the Bank’s or Company’s normal vacation policy as in effect immediately prior to the Change in Control;

(v) the Bank’s or Company’s requiring Executive to be based at an office that is greater than 25 miles from where Executive’s office is located immediately prior to the Change in Control except for required travel on the Bank’s or Company’s business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Bank or Company prior to the Change in Control; or

(vi) the failure by the Bank or Company to obtain from any successor the assent to this Agreement contemplated by Section 13(g) hereof.

For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Bank or Company intended to benefit employees.

(i)	“Person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, a government or political subdivision thereof, or any other entity whatsoever.

(j)	“Term” means the term of this Agreement as provided in Section 4.

(k)	“Termination” or “Terminate(d)” means the termination of Executive’s employment hereunder for any of the following reasons unless the context indicates otherwise:

(i)	Retirement by Executive;

(ii)	Death of Executive;

(iii)	Disability;

(iv)	Expiration;

(v)	Termination Without Cause; and

(vi)	Termination for Cause.

(l)	“Termination Without Cause” or “Terminate(d) Without Cause” means the cessation of Executive’s employment hereunder for any reason except:

(i)	A resignation by Executive;

(ii)	Termination for Cause;

(iii)	Retirement;

(iv)	Disability;

(v)	Death;

(vi)	Expiration; or

(vii)	issuance of an order referred to in Section 7(f).

2. Employment. The Bank and Company hereby agree to employ the Executive, and the Executive hereby agrees to serve the Bank and Company, for the period stated in Section 4 hereof and upon the terms and conditions set forth herein.

3. Position and Responsibilities. The Executive shall serve as President and Chief Executive Officer of the Bank and Company and shall have such responsibilities, duties and authority as are generally associated with such positions and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority. During the Term of this Agreement, the Executive shall devote all his time, attention, skill and efforts during normal business hours to the business and affairs of the Bank and Company.

4. Term of Agreement. Subject to the terms and provisions of this Agreement, this Agreement and the period of Executive’s employment shall be deemed to have commenced as of January 1, 2018 and shall continue for an initial term of four (4) years thereafter until 12:00 midnight December 31, 2021, unless sooner terminated. If the Bank and Company do not intend to retain Executive as an employee after the Expiration of the Term, the Bank and Company shall give Executive not less than 90 days prior to the expiration of the Term written notice of such decision and upon expiration of the Term after such notice, Executive’s employment and position as an officer and director of the Bank and Company shall cease without further liability of the parties to each other. Executive’s employment and position as an officer and director of the Bank and Company shall also terminate, and the Term of this Agreement will expire, upon Executive’s resignation, retirement, death or Disability, or upon Executive’s Termination for Cause.

5. Duties. During the Term hereof, Executive shall devote exclusively all of his business time, attention, skill and efforts to the faithful performance of the business of the Bank and Company to the fullest extent necessary to properly discharge his duties and responsibilities hereunder and consistent with the highest and best standards of the banking industry and in compliance with all applicable laws, regulations and rules as well as the Bank’s and Company’s Articles of Incorporation and Bylaws. Further, with the approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or charitable, political or civic organizations, which, in such Board’s judgment, will not present any material conflict of interest with the Bank and Company and will not unfavorably affect the performance of Executive’s duties pursuant to this Agreement.

6.	Salary, Bonus and Related Matters.

(a)	The Bank shall pay to the Executive an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) which shall be adjusted pursuant to the provisions of Subsection (b), below, after the first year of the Term. Executive’s salary shall be payable at regular intervals in accordance with the Bank’s normal payroll practices now or hereafter in effect.

(b)	Executive’s salary shall be reviewed at least annually by the Board or a committee designated by the Board, and shall be adjusted based upon Executive’s job performance and the Bank’s and Company’s financial condition and performance; provided, however, that in no event shall Executive’s annual salary be less than the amount specified by subsection (a), above, and such adjustments, if any, shall be in the sole discretion of the Board.

(c)	Subject to the satisfaction of the qualitative and quantitative performance criteria set forth in Schedule A, the Bank shall pay to the Executive an annual bonus equal to the lesser of: (a) 1.5% of the Company’s pre-tax net profit for the preceding year, or (b) 100% of Executive’s annual base salary then in effect. Such annual bonus shall be paid within 60 days of the year-end upon which the bonus payment is based. For purposes of such bonus, pre-tax net profits shall be determined in accordance with generally accepted accounting principles. The performance criteria set forth in Schedule A are subject to annual review, adjustment and modification at the sole discretion of the Board. Following any annual review of the performance criteria when such criteria are changed, a new Schedule A shall be prepared by the Board and provided to Executive.

Executive may, in the sole discretion of the Board also receive a discretionary bonus based on individual merit and performance. The amount of the discretionary bonus, if any, shall be determined by the Board.

(d)	During the period of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder in accordance with the general policies and procedures established by the Bank. Executive shall provide the Bank with detailed records (sufficient to document compliance with the Bank’s policies and comply with the record-keeping requirements of state and federal taxing authorities) of the nature and purpose of each expense submitted for reimbursement or incurred by credit card. If the Board determines that any expense claimed or incurred by Executive is not a proper business expense, or if any such expense cannot properly be claimed as a deduction on the Bank’s federal income tax return, Executive shall reimburse the Bank for the full amount thereof.

(e)	During the period of the Executive’s employment hereunder, the Executive shall be entitled to participate in (A) all employee benefit plans or arrangements of the Bank on the same basis as other employees of the Bank, including, without limitation, plans or arrangements providing medical insurance, dental insurance, life insurance, disability insurance, sick leave, or retirement and (B) all retirement and disability benefit plans or programs which may be subsequently adopted, including matching funds contributions by the Bank (in an amount to be determined in the sole discretion of the Board) if a 401k plan is ever established by the Bank.

(f)	Executive shall be entitled to three weeks of paid vacation per year during the Term. Executive shall comply with Bank’s standard employee policies and practices in scheduling and taking vacations.

(g)	Bank shall pay all expenses (including the lease payments, insurance as well as payments for maintenance and related costs) incurred in a timely manner in connection with Executive’s lease of an automobile in Executive’s discretion subject to the Board’s approval that the automobile is customary in the banking industry for an executive with Executive’s job title, duties, and needs to perform Executive’s duties and conduct bank business. In the alternative to a Bank provided automobile, Executive may choose instead to receive an automobile allowance of $1,500.00 per month from Bank.

(h)	Contemporaneous with the first day of employment hereunder, Company agrees to grant Executive an option to purchase fifty thousand (50,000) shares of Company common stock at its fair market value as of that date. Said option shall be deemed a non-qualified stock option and subject to vesting at twenty five percent (25%) per year; provided that such option shall become fully vested immediately preceding a Change in Control. Additional stock option grants, if any, shall be reviewed annually and may be awarded, as the Board in its sole discretion may determine.

7.	Termination.

(a)	Executive’s employment hereunder shall cease at any time by Executive’s resignation, or by Executive’s retirement, death or Disability. Disability shall be deemed to have occurred only after the following procedure has been satisfied: If within 30 days after a written notice of proposed Termination for Disability is given to Executive by the Bank, Executive has not returned to the full-time performance of his duties, the Bank may end Executive’s employment by giving written notice of Termination for Disability. Such notice may be given by the Bank following Executive’s absence from Executive’s duties by reason of physical or mental disability for sixty (60) calendar days during any ninety (90) calendar day period.

(b)	Executive’s employment shall cease upon a reasonable and good faith finding of Cause by the Board.

(c)	Executive’s employment may be terminated Without Cause for any reason, subject to the payment of all amounts required by Section 8 hereof.

(d)	Executive’s employment shall cease upon the expiration of the Term of this Agreement as provided in Section 4 hereof.

(e)	If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s or Company’s affairs by a notice served under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, the Bank’s and Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall, (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(f)	If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s or Company’s affairs by an order issued under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order without any liability of the Bank to Executive or any other Person.

(g)	Regardless of the reason for termination of employment, Executive shall be deemed to have resigned from all corporate officer positions and as a director of Bank and Company contemporaneously with such termination of employment.

8.	Payments to Executive Upon Termination.

(a)	In the event of Termination of this Agreement due to Executive’s death, Disability or retirement, Executive or Executive’s spouse and/or estate shall be entitled to all benefits generally available to Bank employees, or their spouses and/or estates, as of the date of such death, Disability or retirement, without reduction.

(b)	In the event of Executive’s resignation or upon Expiration, the Bank shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(c)	In the event Executive is Terminated for Cause, the Bank shall have no further liability to Executive for any payment under this Agreement, except as may expressly be required by law.

(d)	Upon the occurrence of a Termination Without Cause, and subject to his execution of a release of claims in favor of the Bank, Company, and their affiliates and respective officers and directors in the form attached hereto as Exhibit 1 (the “Release”) and such Release becoming effective within thirty (30) days following the Termination Date (such thirty-day period, the “Release Execution Period”), the Bank shall continue to provide Executive his base salary then in effect only, upon such terms and at such times as described herein, for a period not to exceed six months if more than six months remain in the Term, or if less than six months are remaining on the Term, then for the remaining portion of the Term.

(e)	Subject to Section 8(h) hereof and his execution of a Release in the form attached hereto as Exhibit 1 which becomes effective within the Release Execution Period, if, (i) prior to a Change in Control during a period while a transaction that, if completed would constitute a Change in Control, is pending, or (ii) within twelve (12) months after a Change in Control shall have occurred, Executive’s employment by the Bank or Company shall be (a) terminated by the Bank or Company other than for Cause, Disability or retirement or (b) terminated by Executive for Good Reason, or (c) this Agreement shall expire prior to such Change in Control at a time when a transaction that, if completed would constitute a Change in Control, is pending and Executive is willing to continue his employment with the Bank and Company until completion of such transaction, then Bank shall pay to Executive, no later than the first day of the seventh (7th) month following Executive’s termination:

(I) Executive’s salary through the date of termination at the rate in effect just prior to the time a notice of termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to Executive (including amounts which previously had been deferred at Executive’s request); and

(II) as severance pay and in lieu of any further salary for periods subsequent to the date of termination, an amount in cash equal to the amount of pay (based on Executive’s then annual base salary) Executive would be entitled to for the remaining portion of the Term had executive not been otherwise terminated.

(f)	All payments provided in Section 8 shall be paid in cash from the general funds of the Bank, and no special or separate fund need be established and no other segregation of assets need be made to assure payment.

(g)	The Bank, Company and Executive agree that the payments being made under this Agreement represent reasonable compensation for services and that neither the Bank, Company nor Executive will file any returns or reports which take a contrary position.

(h)	Reduction of Payments.

(i) Notwithstanding anything in the foregoing to the contrary, if the payments made to Executive following a Termination Without Cause, Change in Control or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Bank would constitute a “parachute payment” (as defined in Section 280G of the Code) the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the Bank’s independent auditors or if such firm is no longer providing tax services to Bank, to such other tax advisor as shall be mutually acceptable to Bank and Executive, and such determination shall be conclusive and binding on the Bank and Executive with respect to the treatment of the payment for tax reporting purposes.

(ii) If the Company is subject to the executive compensation limitations imposed by state or federal regulators at the time the Executive receives payment(s) under sections 8(d) and/or 8(e) and any such payment(s), together with any other payments which Executive has the right to receive from the Company, exceed the limits allowed for Executive established by such state or federal regulators, then the aggregate payments pursuant to this Agreement, and any other agreement with Executive, shall be reduced to the largest amount as will result in no portion of such payments violating the executive compensation limitations imposed by such state or federal regulators.

(iii) Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank, Company and Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2007-86).

(iv) In the event of any ambiguity in terms, or in the event further clarification of any term or provision is necessary, all interpretations and payouts of benefits based thereon shall be in accordance with IRC 409A and any related notices or guidance thereon.

(i)	The receipt of the amounts described in this Section 8, and attorneys’ fees as set forth in Section 12, if any, shall constitute Executive’s sole remedy for breach of this Agreement against the Bank, Company and their officers, directors, employees and agents.

9.	Confidentiality and Trade Secrets.

(a)	During the Term, Executive will have access to and become acquainted with what Executive and Bank and Company acknowledge are trade secrets, to wit, knowledge or data concerning Bank and Company, including its operations and business, and the identity of customers of Bank and Company, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of twenty four (24) months after the termination of the Term of this Agreement, except as required in the course of Executive’s employment with Bank and Company.

(b)	Executive expressly agrees that all manuals, documents, files, reports, studies, instruments, software, computer programs or similarly generated electronic materials or other materials used and/or developed by Executive during the Term are solely the property of Bank and Company, and that Executive has no right, title or interest therein. Upon termination of the Term of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to Bank and Company in good condition.

(c)	During the period of his employment hereunder and for a period of two years following the cessation of such employment (irrespective of the reason therefore), Executive shall not, except as required by any court, supervisory authority or administrative agency, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Bank, Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an employee of the Bank and Company, any confidential information obtained by him while in the employ of the Bank and Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by the Executive).

10. Waivers not to be Continued. Any waiver by a party of any breach of this Agreement by the other party shall not be construed as a continuing waiver or as a consent to any subsequent breach by the other party.

11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

A.	If to the Bank and Company, to:

Pacific City Financial Corporation and/or

Pacific City Bank

3701 Wilshire Boulevard, Suite 100

Los Angeles, California 90010

Attn: Chairman of the Board

with a copy to:

Kenneth E. Moore, Esq.

STUART | MOORE | STAUB Law

641 Higuera Street, Suite 302

San Luis Obispo, California 93401

Facsimile: (805) 545-8599

B.	If to Executive, to:

Henry Kim

507 N. Irving Blvd.

Los Angeles, California 90004

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

12. Arbitration. Any dispute or controversy arising or in connection with this Agreement shall, upon written request of one party to the other, be submitted to and settled exclusively by arbitration in the State of California and be governed by the California Arbitration Act as set forth in the California Code of Civil Procedure. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The cost of such arbitration, including reasonable attorney’s fees, shall be borne by the losing party or in such proportions as the arbitrator(s) shall decide. Arbitration shall be the exclusive remedy of Executive, Bank and the Company and the award of the arbitrator(s) shall be final and binding upon the parties. All reasonable costs, including reasonable attorney’s fees, incurred in enforcing an arbitration award in court, or of seeking a court order to compel arbitration, shall be borne by the losing party in such proceedings.

13. General Provisions.

(a)	This Agreement constitutes the entire agreement by the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements among or between the parties, unless otherwise provided herein. No amendment, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver, or termination hereof executed by the Bank, Company and Executive shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person, and no Person shall be deemed to be a third-party beneficiary under this Agreement.

(b)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

(c)	Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(d)	The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(e)	If for any reason any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way effect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(f)	This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of California applicable to contracts executed and to be performed solely in the State of California.

(g)	The Bank and Company shall require any successor in interest (whether direct or indirect or as a result of purchase, merger, consolidation, change in control or otherwise) to all or substantially all of the business and/or assets of the Bank or Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Bank and Company would be required to perform if no such succession had taken place.

(h)	Executive acknowledges that he has been encouraged to consult with legal counsel of Executive’s choosing concerning the terms of this Agreement prior to executing this Agreement. Executive acknowledges that this Agreement has been prepared by STUART | MOORE | STAUB Law, which has served as counsel to the Bank and Company in this matter and not as counsel to Executive. Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement. The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement. Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	PACIFIC CITY FINANCIAL CORPORATION

	By:	/s/ Sang Young Lee
Chairman of the Board

PACIFIC CITY BANK

	By:	/s/ Sang Young Lee
Chairman of the Board

THE EXECUTIVE

/s/ Henry Kim
Henry Kim

SCHEDULE A

Initial Performance Criteria for Executive’s Annual Discretionary Bonus

	Performance Metric	Weight
1	ROA on budget	20%
2	Efficiency Ratio compared to previous two years and peer banks	10%
3	Total Delinquent loans compared to previous two years and peer banks	20%
4	Personal Performance + Overall satisfactory ratings in most recent Compliance and Safety and Soundness exams	20%
5	Loan Growth	15%
6	Deposit Growth	15%
		100%

EXHIBIT 1 TO EMPLOYMENT AGREEMENT

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Agreement”) is made as of the date last written below, by and between Pacific City Bank and Pacific City Financial Corporation (collectively, “Employer”) and Henry Kim (“Employee”). This Agreement is made with specific reference to the following facts:

RECITALS

A. Employer and Employee have entered into an Employment Agreement dated January 1, 2018.

B. A condition precedent to Employer’s obligations under the Employment Agreement is the Employee’s execution of this Agreement upon termination of Employee’s employment.

C. Employee is not entitled to receive severance pay or any additional termination benefits from Employer, other than as set forth in the Employment Agreement.

Waiver and Release

NOW, THEREFORE, for and in consideration of the foregoing Recitals, and the mutual covenants, agreements and considerations set forth below, the sufficiency of which are hereby agreed, the parties, intending to be legally bound, agree as follows:

In consideration of this Agreement and the severance consideration extended to Employee under the Employment Agreement in sections 8(d) and/or (e) which is conditioned upon Employee’s execution of this Agreement, Employee does hereby for himself, his administrators, agents, successors-in-interest and assigns, fully and forever release and discharge Pacific City Bank, Pacific City Financial Corporation, their shareholders, directors, officers, employees, attorneys and agents, and each of them (collectively, the “Released Parties”), of and from any and all promises, agreements, claims, demands, actions, causes of action, losses and expenses of every nature whatsoever known or unknown, suspected or unsuspected, filed or unfiled, against them by reason of any occurrences or any damages or injuries in any way sustained by Employee at any time prior to and including the date of this Agreement, including, but not limited to, any and all claims or causes of action arising from his employment by Employer or the termination of his employment with Employer.

Employee expressly acknowledges and agrees that this Agreement releases claims that include, but are not limited to: breach of contract (express or implied); intentional infliction of emotional harm; wrongful discharge; defamation or other tort claims; attorneys’ fees or court costs; claims arising out of: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000(e) et seq. (Title VII); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”);

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the California Fair Employment and Housing Act, Part 2.8 Division 3, Title 2 of the Government Code, Section 12900-12996 (FEHA); the Rehabilitation Act of 1973, as amended, Section 1981 of Title 42 of the United States Code; Labor Code Section 1102.1; or any other federal, state, or municipal statute, ordinance or common-law theory relating to wrongful employment termination, breach of contract, breach of fiduciary duty, discrimination in employment or unfair employment practices.

Employee hereby releases the Released Parties from any unknown or unanticipated damages arising from the matters set forth in this Agreement. Employee acknowledges that he is familiar with, and hereby waives, all rights recognized by the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being thus familiar and aware, Employee expressly waives the effects of Civil Code Section 1542, as well as any analogous state or federal statute or regulation. Thus, notwithstanding the provisions of Civil Code Section 1542, and for the purpose of effecting a full and complete release, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, any and all claims or causes of action which Employee may now have or did have, including claims or causes of action he does not know of or suspect to exist in his favor as of the Effective Date of this Agreement, and that this Agreement contemplates that all such claims and causes of action will be extinguished. The parties hereby acknowledge and agree that this release does not waive any future claims the Employee may have.

This Agreement shall become effective on the 8th calendar day after the date of execution by Employee (the “Effective Date”). In all events, however, this Agreement must have been executed by Employee and delivered to Employer no later than 5:00 p.m. on [expiration date]. Thereafter, this Agreement shall be deemed withdrawn by Employer and shall no longer be capable of acceptance or execution by Employee.

In express consideration for Employee’s voluntary execution and delivery of this Agreement, Employer shall pay to Employee those benefits set forth in the Employment Agreement.

Employee acknowledges that, but for this Agreement, he would not be entitled to the benefits set forth in the Employment Agreement.

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Employee is advised to review this Agreement and its terms with an attorney and any other advisors of his choice. Employee represents that he understands all terms and conditions of this Agreement completely and executes this Agreement voluntarily, without any inducements, promises, or representations made by Employer or any person purporting to represent or serve Employer, except as stated in this Agreement.

The following miscellaneous provisions shall apply to this Agreement:

This Agreement and any other documents referred to herein shall in all respects be interpreted, enforced and governed by and under the laws of the State of California. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

This Agreement contains all of the understandings and agreements of whatsoever kind and nature existing between the parties with respect to the matters addressed herein. This Agreement may only be amended by a written agreement signed by the parties hereto.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Each party executing this Agreement has full authority, mental capacity and power to do so, and no further actions are otherwise necessary to bind himself to it.

If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which this Agreement is held invalid shall not be affected thereby. The parties hereto agree that each provision of this Agreement is a material provision and that failure of any party to perform any one provision hereof shall be the basis of the voiding of the entire Agreement at the option of the other party, or for pursuing an action at law for such breach. Any party may waive or excuse the failure of any other party to perform any provision of this Agreement; provided, however, that any such waiver shall not preclude the enforcement of this Agreement upon any subsequent breach. The parties further agree that in the event a court of competent jurisdiction finds any of the provisions of this Agreement to be unenforceable, it is the parties’ intent that such provisions be reduced in scope by the court, but only to the extent being necessary by the court to render the provision reasonable and enforceable.

Each of the parties agrees to execute any and all further agreements or documents necessary to effectuate the intent and purposes of this Agreement.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons or entities may require.

The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees and indemnities of the parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date designated below their signatures.

“EMPLOYEE”		“EMPLOYER” PACIFIC CITY BANK

By:
Name:	Henry Kim	Title:
Dated:		Dated:	*

PACIFIC CITY FINANCIAL CORPORATION

By:
Title:
		Dated:	*

*	No sooner than seven calendar (7) days after the Employee’s signature

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